PURCHASE AND SALE AGREEMENT

                                     between

                         TIPPERARY OIL & GAS CORPORATION

                                    As Seller

                                       And

                           NANCE PETROLEUM CORPORATION

                                    As Buyer

                                      DATED

                                 APRIL 10, 2000

                                TABLE OF CONTENTS

1.       Assets to be Sold and Purchased; Reservation of Surface Estate        1

2.       Purchase Price; and Taxes                                             2

3.       Warranties, Representations, and Covenants                            3

4.       Seller's Disclaimer of Warranties, Representations, and Covenants     5

5.       Certain Covenants of Seller Pending Closing                           6

6.       Due Diligence and Environmental Reviews                               7

7.       Certain Purchase Price Adjustments                                   12

8.       Record Retention Following Closing                                   13

9.       Conditions Precedent to the Obligations of Buyer                     13

10.      Conditions Precedent to the Obligations of Seller                    14

11.      Termination of Agreement                                             14

12.      The Closing                                                          15

13.      Certain Adjustments                                                  17

14.      Environmental Indemnity and Hazardous Substances                     18

15.      Commissions                                                          20

16.      Casualty Loss                                                        20

17.      Notices                                                              21

18.      Survival of Provisions                                               21

19.      Operations                                                           21

20.      Confidentiality Agreement                                            22

21.      Further Assurances                                                   22

22.      Governing Law, and Venue                                             22

23.      Costs                                                                22

24.      Entire Agreement; Amendment; and Waiver                              22

25.      Section and Other Headings; and Construction                         22

26.      Severability                                                         23

27.      Attorney's Fee                                                       23

28.      Restrictions on Assignment                                           23

29.      Time of the Essence                                                  23

30.      Parties in Interest; Successors and Assigns                          23

31.      No Publicity                                                         23

32.      No Recording                                                         24

EXHIBIT A -                                Leases

EXHIBIT B -                                Wells and Allocated Value

EXHIBIT C -                                Quitclaim Assignment and Bill of Sale

EXHIBIT D -                                Preferential Rights

EXHIBIT D-1 -                              Officer's Certificate

EXHIBIT D-2 -                              Officer's Certificate

EXHIBIT E -                                Non-Foreign Affidavit

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement") is entered into this 10th day of April, 2000, by and between Tipperary Oil & Gas Corporation, a Texas corporation ("Seller"), the address of which is 633 17th Street, Suite 1550, Denver, Colorado 80202, and Nance Petroleum Corporation, a Montana corporation ("Buyer"), the address of which is 550 North 31st Street, Suite 500, Billings, Montana 59101.

                                    RECITALS:

     A. Seller has certain oil and gas interests that it wants to sell to Buyer in accordance with the terms of this Agreement.

     B. Buyer wants to buy all of Seller's right, title, and interest in said oil and gas interests in accordance with the terms of this Agreement.

     NOW THEREFORE, for and in consideration of the terms of this Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

     1. Assets to be Sold and  Purchased;  Reservation  of Surface  Estate.  (a)
        -------------------------------------------------------------------
Subject to and in accordance with the terms hereof, Seller agrees to sell, assign, and convey to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title, and interest, if any, in and to the following real property, fixtures, and personal property, but only insofar as they are attributable to the real property described in Exhibit A hereto (the "Property"):

          (i) any and all oil, gas and other mineral interests, including Seller's right, title, and interest, if any, in all: (A) oil and gas leases and any other mineral leases, (B) royalties and overriding royalties, (C) production payments, (D) net profits interests, (E) reversionary mineral interests, (F) unitization, pooling, and communitization agreements, and (G) declarations and orders (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and declarations), subject to any exceptions and reservations contained in Exhibit A;

          (ii) all fixtures, equipment, and other personal property, to the extent relating to the wells described in Exhibit B and their appurtenant production, storage, treating, gathering, and transportation facilities, situated on the Property; and

          (iii) all contracts; lease files; abstracts and title opinions; production records; well files; permits and licenses; accounting records (but excluding all general financial accounting or tax accounting records that do not pertain exclusively to the Property); electric logs and geological, geophysical, engineering, and other technical data and records (subject to any contractual or other restrictions relating to the transfer of such data and records); and other files, documents and records that directly relate to the Property; provided however, Seller may retain copies of any or all of the foregoing. If Seller retains any such copies, they shall be treated as confidential and may be disclosed only under conditions analogous to the exclusions from confidentiality set forth in the Confidentiality Agreement dated January 20, 2000 between Seller and Buyer ("Confidentiality Agreement").

Seller's interests, if any, in the real property, fixtures, and personal property described in subsections (i) and (ii) are sometimes collectively referred to as "Oil and Gas Properties," or as an "Oil and Gas Property".
Seller's interests, if any, in the Oil and Gas Properties and in the personal property described in subsection (iii) are sometimes collectively called the "Assets."

     (b) Notwithstanding anything herein to the contrary, Seller will reserve unto itself all of its right, title, and interest in and to the surface estate of the Property (to the extent of any surface estate interests not created by lease, easement, or right-of-way), and all rights of any nature whatsoever appurtenant or otherwise associated therewith, and such right, title, and interest will not constitute any part of the Assets; provided however, Seller will grant Buyer the right to use the surface of the Oil and Gas Properties for purposes reasonably necessary or incidental to oil and gas operations on the Oil and Gas Properties, but Buyer shall protect, defend, indemnify, and hold Seller harmless from and against any and all Claims (hereinafter defined) or Damages (hereinafter defined) resulting from such use.

     (c) Except for: (i) easements and rights-of-way of record, (ii) other third party rights (if any) that could not reasonably be expected to have a materially adverse effect on the use of the Assets, and (iii) liens for taxes and assessments due but not yet payable, Seller warrants title to the Assets against anyone claiming any interest therein arising by, through, or under Seller, but Seller makes no other warranty, representation, or covenant, express or implied, statutory or otherwise, as to title to the Assets.

     2.  Purchase  Price;  and  Taxes.  (a) The  purchase  price for the  Assets
         -----------------------------
("Purchase Price") shall be Seven Million Eight Hundred Twenty-Five Thousand Dollars ($7,825,000) as adjusted as provided herein. The Purchase Price shall be paid at the Closing (hereinafter defined) as hereinafter provided. Said $7,825,000, without regard to any adjustments, however, is sometimes referred to herein as the "Base Purchase Price."

     (b) Upon execution of this Agreement, Buyer shall pay to Seller Seven Hundred Eighty-Two Thousand Five Hundred Dollars ($782,500) ("Deposit") by check drawn on a national bank in immediately available funds. If for any reason said check should be dishonored, then at Seller's option, and in addition to any other rights it may have, it may terminate this Agreement. If Buyer and Seller consummate the purchase and sale of the Assets, the Deposit shall be credited against the Purchase Price. The Deposit shall be returned to Buyer:

          (i) only if:(A) Seller refuses to consummate the purchase and sale of the Assets and (B) such refusal would constitute a breach hereof, or

          (ii) only under the circumstances, if any, expressly set forth herein.

If Buyer fails to consummate the transactions contemplated by this Agreement, or if the transactions contemplated by this Agreement otherwise fail to close on the Closing Date, Seller shall retain the Deposit as liquidated damages. The parties agree that damages in such an event are uncertain in amount and cannot be determined with reasonable certainty in advance, that the amount of the Deposit constitutes a fair and reasonable estimate of (and is not disproportionate to) actual Damages such a breach would cause, and is not a penalty or an inducement to perform.

     (c) Buyer shall pay any and all sales, use, documentary, and transfer taxes and fees imposed on this transaction, and shall pay all recording and filing fees.

     3. Warranties, Representations, and Covenants. (a) Each party, as to itself
        -------------------------------------------
only, warrants, represents, and covenants to the other party that:

          (i) It is a corporation duly organized, legally existing and in good standing under the laws of the state of its incorporation, as first set out above.

          (ii) It is qualified to do business and is, or at Closing will be, in good standing in each state in which the Oil and Gas Properties are located where the laws of such state require a corporation owning the Oil and Gas Properties located in such state to qualify to do business.

          (iii) It has full power to enter into and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered.

          (iv) This Agreement, and the Assignment (hereinafter defined) to be delivered at Closing, will, when executed, delivered, and accepted, constitute its legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

          (v)(A) There are no pending or threatened material suits, actions, or other proceedings to which it is a party that affect: (I) the Assets (including, as to Seller, any actions challenging or pertaining to its title to any Assets), or (II) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (B) it shall promptly notify the other party of any such material suits, actions, or other proceedings as to which after the date hereof it receives a written threat of assertion.

          (vi) It shall protect, defend, indemnify, and hold harmless the other party and its affiliates, and their employees, agents, successors and assigns, from and with respect to any and all rights, claims, demands, causes of action, and legal, administrative, or arbitration proceedings, of any and every nature (collectively, "Claims"), and injuries, deaths, damages, and obligations of any and every nature resulting from or that gave rise to any Claim, including liabilities, losses, costs, penalties, expenses, judgments, fines, settlements, interest, reasonable attorney's fees, and other related expenses of any nature (collectively, "Damages") resulting from a breach of its warranties, representations, or covenants; provided however, that Damages shall not include consequential, special, incidental, or punitive damages.
     (b) Seller warrants and represents to Buyer that:

          (i) Other than:

               (A) requirements (if any) that consents to assignment of Assets, or waivers of preferential rights to purchase Oil and Gas Properties, be obtained from third parties, or

               (B) requirements to obtain consents or approvals from, or to submit notices to or applications to, or actions that must be taken by, governmental entities (in their capacity as lessors of oil and gas leases, grantors of rights-of-way, or otherwise, whether similar to or different from the foregoing) in connection with the sale or conveyance of oil and gas leases, permits, or interests therein, or of rights or interests of the nature of any of the Assets, if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance, or

               (C) neither its execution and delivery of this Agreement, nor its consummation of the transactions contemplated hereby, nor its compliance with the terms hereof, will violate or result in any default under its articles of incorporation or by-laws, or under any agreement to which it is a party or by which it is bound, or violate any Law (hereinafter defined) applicable to it or to the Assets.

          (ii) It has not received notice of any Claims (including Claims regarding environmental matters) pending or threatened against it arising out of its ownership of the Assets that is material as to any such Asset,

          (iii) All wells on the property that were operated by Seller but that were plugged and abandoned prior to the Effective Date were plugged and abandoned in accordance with good industry practice and in compliance with all Laws.

          (iv) To the best of Seller's knowledge, and subject to the provisions of this subsection (iv), the production and expense data, and any supplements thereto, heretofore furnished or caused to be furnished by Seller to Buyer (sometimes referred to herein as "P&E Information"), was substantially complete and correct as of the date of such delivery; provided however, that the foregoing applies only to matters of fact, and does not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables that reflect, depict, present, portray, or represent, or which are based upon or derived from, in whole or in part, interpretation of the P&E Information, including matters of geological, geophysical, engineering, or scientific interpretation.

          (v) To the best of Seller's knowledge: (A) it has all material governmental licenses and permits, and has properly made all material filings necessary to obtain the permits and licenses, to own and operate the Assets, (B) such permits, licenses, and filings are in full force and effect, (C) no material violations exist regarding any such permits, licenses or filings, and
(D) no proceeding to challenge, revoke, or limit any such permit, license, or filing is pending or threatened.

          (vi) To the best of Seller's knowledge: (A) it is not obligated by any prepayment arrangement under any contract for the sale of hydrocarbons (including take or pay obligations, hedging or forward sale or similar agreements, or production payments or any other arrangements) to deliver hydrocarbons from the Assets at some future time without then or thereafter receiving full payment therefor, (B) there are no production sales agreements regarding the Assets currently in effect that require more than sixty (60) days prior written notice to terminate, and (C) there are no calls on production affecting the Assets.

          (vii) To the best of Seller's knowledge, there are no surface use or access agreements currently in force and effect that would materially interfere with oil and gas operations on the Oil and Gas Properties.

          (viii) To best of Seller's knowledge, no well listed on Exhibit B has been represented by its operator, either in a pending authorization for expenditures or other written proposal to other working interest owners in any such well, as presently needing to be plugged and abandoned.

     (c) Buyer warrants and represents to Seller that:

          (i) It is a knowledgeable and experienced purchaser, owner and operator of oil and gas properties, has the ability to evaluate oil and gas properties, and, subject to its rights under Section 6, has been given the opportunity to investigate and evaluate (and has investigated and evaluated) the condition of the Assets to the extent it deems necessary or appropriate and is acquiring the Assets based solely upon its own investigation and evaluation and for its own account, and not with a view to or the intent to make a resale or distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a resale or distribution thereof in violation of any other applicable securities laws.

          (ii) With regard to those Assets that it seeks to operate, it is qualified to operate such Assets under the applicable Laws of the jurisdiction in which such Assets are located and under the Laws of all governing authorities, or will become so qualified (and assumes the risk of becoming so qualified) before operating such Assets.

          (iii) Neither its execution and delivery of this Agreement, nor its consummation of the transactions contemplated hereby, nor its compliance with the terms hereof, will violate or result in any default under its articles of incorporation or by-laws, or under any agreement to which it is a party or by which it is bound, or violate any Law applicable to it or to the Assets.

     4. Seller's Disclaimer of Warranties,  Representations,  and Covenants. (a)
        --------------------------------------------------------------------
WITH RESPECT TO THE ASSETS, THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY, SELLER'S WARRANTIES AND REPRESENTATIONS AS EXPRESSLY SET OUT IN SECTIONS 1(c), 3, 5(a), and 5(c)(i) HEREOF AND IN THE ASSIGNMENT EXECUTED PURSUANT HERETO ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AND SELLER DISCLAIMS ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS, AND COVENANTS.

     (b) CONSISTENT WITH AND NOT AS A LIMITATION ON SUBSECTION (a), THE ASSETS SHALL BE PURCHASED, SOLD, AND CONVEYED "AS IS, WHERE IS", WITHOUT ANY WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, RELATING TO:

          (i) THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, AND OTHER FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS;

          (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN;

          (iii) ANY AND ALL IMPLIED WARRANTIES, REPRESENTATIONS, OR COVENANTS EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT; AND

          (iv) EXCEPT AS PROVIDED OTHERWISE IN THE SUBSECTION (a), WITHOUT ANY OTHER WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE.

     (c) CONSISTENT WITH BUT NOT AS A LIMITATION ON SUBSECTIONS (a) AND (b), SELLER IS SELLING AND BUYER IS BUYING THE ASSETS WITH ALL DEFECTS AND FAULTS (LATENT OR APPARENT) AND IT ASSUMES THE RISK THAT ADVERSE PAST, PRESENT OR FUTURE PHYSICAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATIONS.

     5. Certain Covenants of Seller Pending Closing. Between the date hereof and
        --------------------------------------------
the Closing Date:

     (a) Seller will give Buyer, its attorneys and other representatives, subject to the provisions of the Confidentiality Agreement and subject to any restrictions on access to the Assets imposed by agreements by which Seller is bound, access at all reasonable times to: (i) the Assets and (ii) Seller's records and files relating to the Assets (which records and files include those relating to title, division orders, wells, production, accounting, marketing, equipment inventories, and production, severance and ad valorem taxes). Notwithstanding the foregoing, Seller shall not be obligated to provide Buyer with access to any files or records that Seller considers proprietary or confidential to it or that it cannot legally provide to Buyer without, in Seller's opinion, breaching or risking a breach of confidentiality agreements. All such files and records are being made available to Buyer (whether pursuant to this Section or otherwise) as an accommodation, and without warranty or covenant, express or implied, statutory or otherwise, as to the accuracy and completeness of such materials;

provided however, that notwithstanding the foregoing, Seller represents that to the best of its knowledge, all such files and records are substantially complete.

     (b) To the extent Seller is the operator of any Oil and Gas Properties, it will continue such operation in the ordinary course of its business; and where it is not the operator of any Oil and Gas Properties, it will continue its actions as a non-operator in the ordinary course of its business. Seller will not sell or dispose of any portion of the Assets without Buyer's prior consent.

     (c)(i) Seller represents that to the best of its knowledge, the only preferential purchase rights that exist with respect to its interest in the Assets are listed in Exhibit D. Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify all rights to require that consents to assignment of any Assets be obtained, and the third parties holding any of such rights. In attempting to identify the foregoing, however, Seller shall not be obligated to review anything other than its own records. Seller will request, from the third parties listed in Exhibit D and, with respect to the aforementioned third parties so identified (and in accordance with the documents creating such rights), waivers of the preferential rights to purchase and requirements that consents to assignment be obtained which were so identified. Seller shall have no obligation hereunder other than to so attempt to identify such requirements for consents to assignment and to so request waivers of such consents and of preferential purchase rights, but shall have no obligation to obtain such waivers or consents.

          (ii) If the holder of a preferential right to purchase an Asset fails or refuses to give such waiver and instead exercises such right, Seller will tender to such holder (at a price equal to the amount specified in Exhibit B hereto for the wells located on such Asset and for the units in which such Asset participates, reduced appropriately, as determined by Seller, if less than the entire Asset should be tendered, unless it is determined that a greater or lesser price is required) the interest in the Asset affected by such preferential right. If such interest in such Asset is actually sold to such holder, it will be excluded from the transaction contemplated hereby and the Purchase Price will be reduced by the amount paid to Seller by the holder exercising such right.

     (d) Notwithstanding anything in this Section to the contrary: (i) Seller may take any action prohibited by this Section if reasonably necessary under emergency conditions, provided that Buyer is notified as soon as practicable thereafter; (ii) except to the extent a "Defect" ( hereinafter defined) may result therefrom, Seller shall have no liability to Buyer for any incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to make such payments; and (iii) Seller=s failure to comply with any of the requirements of this Section shall not be deemed a default by Seller hereunder or entitle Buyer to not close the transactions contemplated hereby, unless such failure has a materially adverse impact on the value of the Assets taken as a whole.

     6. Due Diligence  and  Environmental  Reviews.  (a)(i) To the extent deemed
        -------------------------------------------
appropriate by Buyer, it may conduct, at its sole cost and risk, such title examinations and, subject to any restrictions to which Seller is bound, any other reasonable examinations and investigations as it may choose with respect to the Assets; provided however, environmental examinations and investigations shall be governed by subsection (b). If as a result of such examinations and investigations Buyer identifies any matters that constitute Defects, and if there are any Defects that

Buyer is unwilling to waive, Buyer must notify Seller of such Defects ("Defect Notice") promptly following its discovery of such Defects, but in no event later than April 24, 2000 ("Defect Date"). Buyer may not give notice of any Defects after the Defect Date, and must accept all Defects, if any, discovered after the Defect Date.

          (ii) To be effective, a Defect Notice must include: (A) a description of the Property affected, (B) a description of the particular matter constituting the alleged Defect, (C) such supporting documents reasonably necessary for Seller to determine if a Defect actually exists, and (D) Buyer's good faith estimate of the amount by which the alleged Defect reduces the value attributed to the Property. Alleged Defects for which Buyer provides a valid Defect Notice prior to the Defect Date are herein called "Asserted Defects."

          (iii) Except for Asserted Defects, all matters that might otherwise constitute a Defect are waived for all purposes hereof. With respect to any Asserted Defect, Seller shall have the right but not the obligation to: (A) attempt to cure it prior to Closing, (B) require that the Closing take place, deposit in an escrow account the portion of the Purchase Price paid by Buyer and attributable to the Asset having the Asserted Defect, and attempt to cure such Asserted Defect within sixty (60) days after the Closing, and Seller=s right under this clause (B) may be exercised at any time before the Closing Date; or
(C) elect not to cure the Asserted Defect and adjust the Purchase Price as provided Section 7.

          (iv) With respect to any Oil and Gas Property, if a title opinion or any other materials reviewed by Buyer indicates Seller has a Net Revenue Interest (hereinafter defined) greater than that specified on Exhibit B without a corresponding proportionate increase in the Operating Interest (hereinafter defined), then Buyer shall promptly inform Seller of the same, but in any event at least five (5) days prior to the Closing. If Seller or Buyer determine that Seller is entitled to a Net Revenue Interest in any Asset in excess of that set forth on Exhibit B ("NRI Increase"), notice shall promptly be given to the other party, and the adjustments to be made under Section 7 shall include adjustments which are the subject of such notice.

     (b)(i)(A) To the extent, if any, that Seller has the right to grant Buyer the right to do so, Buyer may, upon at least four (4) day's notice to Seller, enter upon the Oil and Gas Properties to conduct an environmental assessment of the Assets at Buyer's sole cost and risk. (B) Consistent with but not as a limitation on the foregoing, Buyer shall protect, defend, indemnify, and hold Seller and anyone else owning an interest in the Oil and Gas Properties harmless from and against any Claims and Damages resulting from the presence or activities of Buyer or its agents on the Oil and Gas Properties in the course of conducting its assessment activities.

          (ii) In conducting its assessment, and subject to subsection (i), Buyer may enter upon the Oil and Gas Properties, without disrupting operations thereon, and inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations, and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports in relation to the Oil and Gas Properties, their condition, and the presence of Hazardous Substances (hereinafter defined). Any such assessment shall be concluded no later than April 24, 2000 ("Environmental Assessment Date"). If there are any Oil and Gas Properties as to which Seller does not have the right to grant Buyer the right to conduct an assessment, then no later than the Environmental Assessment Date, or if as a result of Buyer's environmental assessment any particular Oil and Gas Property is determined to be in violation of environmental Laws, then Buyer may notify Seller that Buyer wants to exclude such Asset from this Agreement (and such notice, if and to the extent regarding a violation of environmental Laws, shall provide in reasonable detail the Law that was violated, the manner in which such Law was violated, and sufficient information to substantiate the violation), in which event said Oil and Gas Property shall be excluded and the Purchase Price shall be reduced, with such reduction in the Purchase Price being determined in the same manner as reductions for Asserted Defects under Section 7. After the Environmental Assessment Date: (A) Buyer may not request that any Oil and Gas Property be excluded from this Agreement, and (B) Buyer shall be deemed to have inspected the Oil and Gas Properties or waived its right to inspect the Assets for all purposes and satisfied itself as to their physical and environmental condition, both surface and subsurface, including, but not limited to, conditions specifically related to the presence, release, or disposal of Hazardous Substances.

          (iii)(A) Buyer shall provide Seller with a copy of any environmental assessment and other reports, and all supporting data and other documentation, promptly upon completion of the assessment. Buyer shall keep any data or information acquired by such examinations and the results of all analyses of such data and information strictly confidential and shall not disclose them to anyone without Seller's prior written approval, which need not be given of Seller.

               (B) The consent required by subsection (A) shall not apply to a disclosure to a governmental agency that Buyer believes upon written advice of counsel is required by Law; provided however, that in such event, Buyer shall give notice to Seller (which notice shall describe in a reasonably detailed manner the legal grounds on which such advice is based) at least ten (10) days prior to making such disclosure, and shall take into account any comments Buyer may receive from Seller. Seller shall have the right to contest the need to disclose any such information, and Buyer shall protect, defend, indemnify, and hold Seller harmless from any Claims or Damages resulting from any disclosure that was not required by Law.

     (c) As used herein, "Defect" means any matter, other than a "Permitted Encumbrance" (hereinafter defined), which causes one or more of the following to be a correct statement:

          (i) Seller's ownership of an Asset is such that, with respect to a well or unit listed on Exhibit B, such ownership: (A) is insufficient to entitle it to receive a decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit that is at least equal to the decimal share set forth on Exhibit B in the column "Net Revenue Interest" or (B) obligates it to bear a decimal share of the cost of operating such well or unit ("Operating Interest") greater than the decimal share set forth on Exhibit B in the column "Operating Interest" without a proportionate increase in the corresponding Net Revenue Interest set forth on such Exhibit;

          (ii) Seller's ownership of an Oil and Gas Property is subject to an outstanding and valid mortgage, deed of trust, other lien or encumbrance, or other adverse claim or imperfection in title, which if asserted would cause either subsection (i)(A) or (i)(B) to be a correct statement; or

          (iii) Seller's represented amount of any gas imbalances is materially inaccurate.

     (d) As used herein, "Permitted Encumbrance" shall mean any and all of the following:

          (i) The conditions, restriction, exceptions, reservations, limitations and all other terms contained in the agreements and instruments in the chain of title that creates or reserves to Seller its interest in any Asset, provided that the same do not reduce Seller's Net Revenue Interest in the affected Asset to less than that set forth on Exhibit B;

          (ii) Royalties, overriding royalties (including those specifically described on Exhibit A), division orders, reversionary interests, production payments, net profits interests and similar burdens affecting any Oil and Gas Property if the net cumulative effect of such burdens does not reduce Seller's Net Revenue Interest in the affected Asset to less than that set forth on Exhibit B;

          (iii) Preferential rights to purchase, requirements that third party consents be obtained for assignments, and agreements of a similar nature, with respect to which waivers or consents shall have been obtained from the appropriate parties, or the appropriate time period for asserting such rights shall have expired without an exercise of such rights;

          (iv) Liens for taxes and assessments which are not yet delinquent or which are being contested by Seller in good faith and for which Seller retains responsibility;

          (v) Rights existing under applicable Laws (including statutory liens) or operating agreements or similar contracts, pursuant to which liens may be asserted against the Assets, but excluding liens and other rights that have actually been asserted unless Seller disputes the validity of such liens or the amount claimed to be owed in connection therewith and for which Seller retains responsibility, or such lien or other right is not enforceable against the interest of Seller;

          (vi) Conventional rights of reassignment requiring ninety (90) days or less notice to the holder of such rights;

          (vii) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements or rights-of-way on, over or with respect of any Asset which do not materially and adversely affect the Asset affected thereby or its current use;

          (viii)  Any   obligations   or  duties   affecting  an  Asset  to  any
municipality or public authority with respect to any franchise, grant, license or permit and all applicable Laws of any governmental authority;

          (ix) All requirements to obtain consents or approvals from, or to submit notices to or applications to, or actions that must be taken by, governmental entities (in their capacity as lessors of oil and gas leases, grantors of rights-of-way, or otherwise, whether similar to or different from the foregoing) in connection with the sale or conveyance of oil and gas leases, permits, or interests therein, or of rights or interests of the nature of any of the Assets, if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance;

          (x) Existing operating agreements, unit agreements, gas purchase contracts and any and all other agreements that are typical in the oil and gas exploration, development, production or extraction business or in the business of processing of gas and gas condensate or production for the extraction of proper products therefrom, to the extent that the same do not: (A) reduce Seller's Net Revenue Interest in the affected Asset to less than that set forth on Exhibit B, or (B) increase Seller's Operating Interest in the affected Asset to greater than set forth on Exhibit B without a proportionate increase in the corresponding Net Revenue Interest set forth on such Exhibit;

          (xi) Any other defect or imperfection in title which would customarily be waived by a reasonable person engaged in the business of owning and operating oil and gas properties; and

          (xii) Any other matter waived or deemed to be waived by Buyer pursuant to the provisions of subsection (a).

     (e) With respect to all Assets conveyed to Buyer hereunder:

          (i) BUYER SHALL BE DEEMED TO HAVE: (A) INSPECTED, OR TO HAVE WAIVED ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND (B) SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF SOLID WASTES, ASBESTOS, OTHER MANMADE FIBERS, NATURALLY OCCURRING RADIOACTIVE MATERIALS, AND OTHER HAZARDOUS SUBSTANCES IN, ON, OR UNDER THE OIL AND GAS PROPERTIES AS OF THE DEFECT DATE.

          (ii) BUYER SHALL BE DEEMED TO HAVE RELIED SOLELY ON ITS OWN INSPECTION OF THE ASSETS, AND AS PROVIDED IN SECTION 4, SELLER IS SELLING AND BUYER IS BUYING ALL ASSETS "AS IS, WHERE IS." CONSISTENT WITH BUT NOT AS A LIMITATION ON THE FOREGOING, EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO WARRANTY REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR OTHER MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF
ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY OR ON BEHALF OF SELLER. ANY AND ALL SUCH DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS FURNISHED BY OR ON BEHALF OF SELLER TO BUYER ARE PROVIDED TO BUYER AS A

CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER; ANY CONCLUSIONS, IMPLICATIONS, OR INFERENCES DRAWN THEREFROM SHALL BE THE RESULT OF BUYER'S OWN INDEPENDENT REVIEW; AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK.

     7. Certain  Purchase Price  Adjustments.  (a) If in connection with the due
        -------------------------------------
diligence review under Section 6 either: Asserted Defects are presented to Seller and Seller is unable or unwilling to cure such Asserted Defects prior to the Closing, Buyer has elected to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by an Asserted Defect, or an NRI Increase occurs, then:

          (i) Buyer and Seller shall, with respect to each Oil and Gas Property affected by such matters, attempt to agree upon an appropriate adjustment to the Purchase Price to account for such matters; and

          (ii) With respect to each Oil and Gas Property as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such Oil and Gas Property:

               (A) If the Asserted Defect is a mortgage, deed of trust, lien, encumbrance or other charge which is undisputed and liquidated in amount, then the adjustment shall be the amount necessary to be paid to remove the Asserted Defect from the affected Asset;

               (B) If there is: (I) an Asserted Defect or NRI Increase that represents a discrepancy between the Net Revenue Interest that Seller is entitled to receive from any Asset and the Net Revenue Interest stated on Exhibit B, and (II) an Operating Interest change proportionate to the change in the Net Revenue Interest resulting from the Asserted Defect or NRI Increase, then the amount of the adjustment shall be the product of the value allocated to such Asset as set forth on Exhibit B ("Allocated Value") multiplied by a fraction, the numerator of which shall be the change in the Net Revenue Interest and the denominator of which shall be the Net Revenue Interest set forth on Exhibit B;

               (C) If the Asserted Defect represents an obligation, encumbrance, burden, discrepancy or charge upon or other defect in title to the affected Asset of a type not described in subsections (A) or (B), the adjustment amount shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of the Asset affected by the Asserted Defect, the legal effect of the Asserted Defect, the potential economic effect of the Asserted
Defect over the life of the affected Asset and such other factors as are necessary to make a proper evaluation of the value of the Asserted Defect;

               (D) Notwithstanding any other provision contained herein: (I) the aggregate reduction attributable to the effect of all Asserted Defects related to a given Asset shall not exceed the Allocated Value of such Asset unless the Asserted Defect is of the nature described in subsections (A) or (C), in which event the reduction shall be of the nature described in subsections

(A) or (C), even if it exceeds the Allocated Value of such Asset; and (II) no reduction shall be made with respect to an Asserted Defect if the diminution in the Allocated Value regarding such Asset resulting therefrom regarding said asset will not exceed One Thousand Dollars ($1,000.00); and

               (E) If the parties cannot agree upon an appropriate adjustment in light of the factors set forth above,

then, subject to subsection (b)(ii), Seller may elect to exclude such Oil and Gas Property from the transaction contemplated hereby, and the Purchase Price will be reduced by the Allocated Value of the wells located on such Oil and Gas Property and the units in which such Oil and Gas Property participates.

     (b)(i) If the aggregate Purchase Price reduction which would result under subsection (a) does not exceed One Hundred Thousand Dollars ($100,000), then the Purchase Price shall not be adjusted, and none of the Oil and Gas Properties which would be excluded by such procedure shall be excluded.

          (ii) If the aggregate Purchase Price reduction exceeds $100,000, the Purchase Price shall be adjusted by the total amount of such reduction. If the Purchase Price increase which would result under subsection (a) exceeds $100,000, the Purchase Price shall be adjusted by the total amount of such increase.

     (c) If the aggregate amount of all Purchase Price reductions under this Agreement, regardless of the reason for such reductions, exceeds ten percent (10%) of the Base Purchase Price, either party may terminate this Agreement by giving notice to the other party within ten (10) days of the date it was determined that the Purchase Price would exceed said 10%, in which event this Agreement shall terminate and the Deposit shall be returned to Buyer. Upon such termination, the parties shall have no further obligations to one another hereunder (other than the indemnification obligations under Sections 3(a)(vi) and 6(b), and the obligations under Sections 11(c), 15 and 20 - 27, which will survive such termination).

     8. Record  Retention  Following  Closing.  If the  purchase and sale of the
        --------------------------------------
Assets is consummated, then for a period of seven (7) years from the closing, Buyer shall save and retain, and give Seller access at all reasonable times upon reasonable notice, to all files and records (including all computer records) delivered by or on behalf of Seller in connection with the transaction contemplated hereby, and shall permit Seller to make copies of any such files and records. Consistent with but not as a limitation on Section 30, if the Assets are subsequently transferred by Buyer, Buyer shall take all action in its contractual arrangements relating to such transfer necessary to allow Seller to have continued access to all such files and records.

     9. Conditions  Precedent to the Obligations of Buyer. Buyer's obligation to
        --------------------------------------------------
purchase the Assets is subject to each of the following conditions being met:

     (a) Each and every warranty and representation of Seller under this Agreement shall be true and accurate in all material respects as of Closing, the same as if made at Closing, except as to changes specifically contemplated by this Agreement or waived by Buyer.

     (b) Seller shall have complied in all material respects (or compliance shall have been waived by Buyer) with each and every covenant required by this Agreement to be performed by Seller prior to or at the Closing.

     (c) No suit, action or other proceedings shall, on the date of Closing, be pending, or threatened in writing, before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

     (d) Any and all other conditions precedent in Buyer's favor have been satisfied or waived.

     10. Conditions Precedent to the Obligations of Seller.  Seller's obligation
         --------------------------------------------------
to sell the Assets is subject to each of the following conditions being met:

     (a) Each and every warranty and representation of Buyer under this Agreement shall be true and accurate in all material respects as of Closing, the same as if made at Closing, except as to changes specifically contemplated by this Agreement or waived by Seller.

     (b) Buyer shall have complied in all material respects (or compliance shall have been waived by Seller) with each and every covenant required by this Agreement to be performed by Buyer prior to or at the Closing.

     (c) No suit, action or other proceedings shall, on the date of Closing, be pending, or threatened in writing, before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

     (d) Any and all other conditions precedent in Seller's favor have been satisfied or waived.

     11. Termination of Agreement. (a) If: (i) any condition precedent set forth
         -------------------------
in Section 9 to Buyer's obligation to purchase the Assets is not satisfied or waived as of the Closing Date, or if the Closing does not occur on or before May 9, 2000 ("Termination Date"), and (ii) Buyer is not in breach of its obligations hereunder, then Buyer may terminate this Agreement upon seven (7) days notice to Seller, and Seller shall promptly return the Deposit to Buyer. Upon such termination, the parties shall have no further obligations to one another hereunder (other than the indemnification obligations under Sections 3(a)(vi) and 6(b), and the obligations under subsection (c) and Sections 15 and 20 - 27, which will survive such termination).

     (b) If: (i) any condition precedent set forth in Section 10 to Seller's obligation to sell the Assets is not satisfied or waived as of the Closing Date, or if the Closing does not occur on or before the Termination Date, and (ii) Seller is not in breach of its obligations hereunder (unless Buyer shall also be in breach of its Obligations hereunder), then Seller may terminate this Agreement upon seven (7) days notice to Buyer, and Seller shall return the Deposit to Buyer only if the termination was based solely on Section 10(c). Upon such termination, the parties shall have no further obligations to one another hereunder (other than the indemnification obligations under Sections 3(a)(vi) and

6(b), and the obligations under subsection (c) and Sections 15 and 20 - 27, which will survive such termination).

     (c) Upon termination of this Agreement under subsection (a) or (b), or under Section 7(c), Seller may sell the Assets (or any portion thereof) to any other party without any limitation under or by reason of this Agreement, and Buyer may not seek to enjoin any such sale. Promptly following Seller's request, Buyer shall: (i) execute any instrument requested by Seller to evidence the termination of Buyer's right to acquire the Assets, and (ii) return to Seller all data and other information (and all copies thereof) furnished to Buyer by or on behalf of Seller in connection with this transaction.

     12. Closing;  and Post-Closing  Matters.  (a)(i) The closing ("Closing") of
         ------------------------------------
the transaction contemplated hereby shall take place in the offices of Seller, in Denver, Colorado, on May 3, 2000, at 10:00 a.m. Mountain Time, or at such other date and time as Buyer and Seller may agree ("Closing Date").

                  (ii) At least five (5) business days before the Closing Date, Seller shall submit to Buyer a proposed statement ("Closing Statement") setting forth the proposed Purchase Price, based on the adjustments for which this Agreement provides. At least two (2) business days before the Closing Date, Buyer shall deliver to Seller a written report proposing and explaining any changes to the Closing Statement; provided however, if Buyer fails to timely deliver such report, Seller's Closing Statement shall be the basis for the Purchase Price. If Buyer timely delivers such report, Seller and Buyer shall make every reasonable effort to agree upon an acceptable Purchase Price prior to Closing, but if the parties fail to reach such Agreement, then at Seller's election: Seller's estimation of the adjustments shall be employed for the purpose of Closing, the Closing shall occur, and differences shall be resolved after the Closing.

     (b) At the Closing, Seller shall:

          (i) execute, acknowledge and deliver to Buyer an Assignment and Bill of Sale ("Assignment") of the Assets, in the form attached hereto as Exhibit C (with Exhibits A and B hereto being attached thereto), effective as to runs of oil and deliveries of gas as of 7:00 a.m., Mountain Standard Time on March 1, 2000 ("Effective Date");

          (ii) execute and deliver to Buyer letters in lieu of transfer orders (or similar documents), in form acceptable to both parties;

          (iii) execute and deliver to Buyer an affidavit or other certification (as permitted by the Internal Revenue Code of 1986) having the form and language as Exhibit E attached hereto, to the effect that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986; and

          (iv) provide Buyer with Seller's Officer Certificate having the form and language of Exhibit D-1 attached hereto.

     (c) At the Closing, Buyer shall:

          (i) deliver to the Seller by wire transfer in immediately available funds, to an account designated by Seller in a bank located in the United States, an amount equal to the Purchase Price minus the Deposit, as such amount may be adjusted in accordance with the terms hereof;

          (ii) with respect to Assets operated by Seller, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities and such evidence as Seller may require that Buyer is qualified with such authorities to succeed Seller as operator; and

          (iii) provide Seller with Buyer's Officer Certificate having the form and language of Exhibit D-2 attached hereto.

     (d) Within five (5) days after Closing, Seller will deliver to Buyer the records and other materials described in Section 1(a).

     (e) Following the Closing, with respect to each Oil and Gas Property as to which Seller is disbursing proceeds of production attributable to other parties entitled thereto, Seller shall:

          (i) continue to collect proceeds of production during the month in which Closing occurs and be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds from production so collected to the parties entitled to same, with any proceeds from production thereafter collected by Seller to be promptly forwarded to Buyer (who shall thereafter account for same to the parties entitled thereto), and

          (ii) deliver to Buyer: (A) a copy of its proceeds distribution list (but Seller makes no warranties or representations, express or implied, as to the accuracy of such list) for each such Asset (which list shall include the name, address, social security or tax number, and applicable share of proceeds from production for each party to whom Seller is disbursing such proceeds with respect to such Asset), (B) a list of all parties for whom it is holding in suspense proceeds from production, (C) a list of all parties for whom it is holding in any advance payments made by other working interest owners for operations to be conducted on the Assets, and (D) a check (which shall be delivered within 30 days after the end of the month in which Closing occurs) in an amount equal to all suspended funds and advance payments. Following delivery of the materials referred to in this subsection, Buyer shall be responsible for all disbursements of proceeds from production (including suspense and other disbursements attributable to periods prior to the Effective Date) and such disbursement activities shall be included in the matters which Buyer assumes, and indemnifies Seller with respect to, hereunder, except that Buyer shall neither assume responsibility, nor indemnify Seller, for any penalties, interest, or attorney's fees attributable to such suspense funds insofar as such relate to periods prior to the Effective Date.

     (f) All production attributable to Seller's interest in the Oil and Gas Properties, and all proceeds from the sale thereof, including proceeds from the sale of any oil in storage above the pipeline connection, and any accounts receivable balances and any related Claims and Damages, any of which are attributable to production prior to the Effective Date, shall be and remain Seller's property. All such production therefrom, and all proceeds from the sale thereof, attributable to production after the Effective Date shall be Buyer's property.

     (g) Buyer shall execute, acknowledge and file the Assignment for record immediately upon receipt thereof and will furnish to Seller a copy of the recorded document promptly after Buyer's receipt of such recorded instrument from the clerk in each county or parish in which the Assignment is recorded. In addition, where applicable, Buyer and Seller shall execute any forms required to effect a change of operator for all wells conveyed herein.

     (h)(i) Following the Closing, Buyer shall:

               (A) Promptly take all actions necessary to succeed Seller as the party to any leases, rights-of-way, contracts, bonds, permits, licenses, and any other instrument, and to all duties, obligations, and liabilities to individuals, private entities, or governmental authorities, with respect to the Assets to which Seller was a party or by which it was bound,

               (B) Assume and fully perform all of Seller's duties, obligations, and liabilities to individuals, private entities, or governmental authorities, with respect to the Assets to which Seller was a party or by which it was bound on and after the Effective Date, including duties, liabilities, and other obligations imposed by any leases, rights-of-way, contracts, bonds, permits, licenses, and any other instrument to which Seller was a party or by which it was bound to the extent such accrued on or after the effective date, and

               (C) Protect, defend, indemnify, and hold Seller harmless from any and all Claims and Damages with respect to the foregoing provisions of this subsection (i) except to the extent such Claims or Damages arise from: (I) actions taken by Seller prior to the Effective Date, or (II) a failure of Seller to take actions required by Law or contract prior to the Effective Date; provided further, that consistent with but not as a limitation on the foregoing, any and all obligations regarding the plugging and abandonment of any wells on the Oil and Gas Properties shall be Buyer's rather than Seller's obligation.

          (ii) At Seller's request, which may be made subsequent to the Closing, Buyer shall promptly execute a document confirming Buyer's assumption of such duties, liabilities, and other obligations under subsection (i), but Seller's failure to request such a document shall not affect Buyer's assumption of such duties, liabilities, and obligations.

          (iii) Notwithstanding subsections (i) or any other provision hereof to the contrary, responsibility for all Claims and Damages regarding environmental matters shall be governed by Sections 6 and 14.

     13. Certain Adjustments.  (a) Appropriate adjustments shall be made between
         --------------------
Buyer and Seller so that:

          (i) all expenses (including royalty, overriding royalty, and other payments based on production) attributable to Seller's interest in the Assets that are incurred in the ownership and operation of the Assets before the Effective Date will be borne by Seller and all proceeds payable to Seller for its interest in the Assets (net of applicable production, severance, and similar taxes) from the sale of oil, gas and other minerals produced therefrom before the Effective Date will be received by Seller, and

          (ii) all expenses attributable to Seller's interest in the Assets which are incurred in the ownership and operation of the Assets on and after the Effective Date will be borne by Buyer and all proceeds payable to Seller for its interest in the Assets (net of applicable production, severance, and similar taxes) from the sale of oil, gas and other minerals produced therefrom on and after the Effective Date will be received by Buyer.

     (b) In making the adjustments under subsection (a): (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date, and (ii) ad valorem taxes assessed with respect to the taxing period in which the Effective Date falls, regardless of the basis on which such taxes are computed, shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), and shall, where the current year's taxes are not yet known, be based on the previous year's taxes. Each party shall bear its own local, state or federal income tax liabilities.

     (c) As soon as practicable  after  Closing,  but in any event within ninety
(90) days thereafter, Seller shall prepare and submit to Buyer a proposed statement ("Final Statement"), which shall show the final calculation of the Purchase Price ("Final Settlement Price"), based on the adjustments for which this Agreement provides. As soon as possible after receipt of the Final Statement, but in any event within thirty (30) days after receipt thereof, Buyer shall deliver to Seller a written report containing the changes, if any, which Buyer proposes being made to the Final Statement; provided however, if Buyer fails to timely deliver such report, Seller's Final Statement and Final Settlement Price shall conclusively be deemed accurate, and such Final Statement shall be the basis for the Final Settlement Price. In the event that Buyer submits a response, the parties shall exercise all reasonable efforts to agree with respect to the amounts due not later than ninety (90) days after the Closing, but in any event prior to September 1, 2000. After agreement upon a Final Settlement Price setting forth the amount by which the Purchase Price shall be adjusted (either upward or downward), the amount due shall be paid within five (5) business days thereafter by the party owing the same in immediately available funds. Amounts due and payable hereunder, but which are not paid when due, shall bear interest at the rate of one and one-half percent per month, compounded monthly, or the maximum amount permitted by law, whichever is less.

     14. Environmental  Indemnity and Hazardous Substances.  (a) Notwithstanding
         --------------------------------------------------
anything herein to the contrary except subsection (c), with respect to the Oil and Gas Properties, upon Closing, Buyer: (i) waives, releases, remises, acquits and forever discharges, (ii) releases and relinquishes any right of contribution, reimbursement, indemnification, or other rights of a similar nature, (iii) assumes all liability for, and (iv) shall protect, defend, indemnify, and hold harmless, Seller and its affiliates, and their employees, agents, successors and assigns, from and with respect to any and all Claims and Damages (including Corrective Action Costs (hereinafter defined), monitoring costs (including reasonable capital and operating costs), remediation studies, and natural resource damages) that may at any time arise on account of, or in any way arising out of, or in connection with: (I) the known or unknown environmental condition of the Oil and Gas Properties, including any Releases (hereinafter defined), and (II) any violation of any federal, state, or local law (including statutory and case law), rule, regulation, ordinance, permit, license, order, judgment, injunction, writ, or decree of any nature (collectively "Law") relating to the protection of health or the environment, whether or not attributable to Seller's activities or the activities of third parties, regardless of whether or not Seller was or is aware of such activities, and regardless of whether or not the condition (including any Release) or violation occurred before or after the Effective Date.

     (b) As used in this Agreement, the following definitions shall apply:

          (i) "Hazardous Substances" means any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any Law relating to the environment (which Laws include the Federal Resource Conservation and Recovery Act of 1976; Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980; Federal Clean Air Act; Federal Clean Water Act; Federal Water Pollution Control Act; Federal Insecticide, Fungicide, and Rodenticide Act; and similar state Laws in effect as of the relevant dates, as such Laws were or are amended from time to time).

          (ii) "Releases" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, releasing, escaping, leaching, dumping or disposing of Hazardous Substances or non-hazardous substances (to the extent the Law requires the removal of the same) into the atmosphere, soil, surface water, subsurface strata, groundwater, or otherwise into the environment, including the abandonment or discarding of barrels, containers, tanks, or other receptacles containing or previously containing Hazardous Substances.

          (iii) "Corrective Action" means, to the extent required by Law, any expenditures or activities taken to monitor and, if required, abate, clean up, remove, treat, cover or in any other way remediate a Release at, from, or emanating to the Oil and Gas Properties.

          (iv) "Corrective Action Costs" includes any and all: (A) costs or expenses that arise directly from or in connection with the performance of Corrective Action, including removal, remediation or cleanup costs, site investigation and assessment costs, consultants costs, attorneys fees and expert fees, government oversight and response costs, penalties, liens, interests, fines, assessments, and charges, and (B) any payment of any third party Claims or Damages (including any federal, state or local government agency) arising out of or relating to a Release at or from the Oil and Gas Properties.

     (c)(i) If Buyer within one (1) year after the Closing: (A) discovers a violation of an environmental Law that occurred prior to the Effective Date with respect to any Oil and Gas Property and such violation was not disclosed by Seller to Buyer prior to the Closing, (B) notifies Seller (such that notice is actually received by Seller within said one (1) year period) in reasonable detail of the Law that was violated and the manner in which such Law was violated, (C) includes with such notice sufficient information to substantiate the violation of such Law, and (D) includes in such notice a reasonable range of alternative dates and times for scheduling a meeting in Denver, Colorado, to take place within two weeks after the notice was given, to discuss how to address the violation, then the provisions of subsections (ii) and (iii) shall apply. No notice shall be effective unless it complies with clauses (A) - (D) of this subsection. Buyer shall have the burden of proving that such violation occurred prior to the Effective Date and was not disclosed by Seller to Buyer prior to the Closing.

          (ii) At the meeting referenced in subsection (i), the parties shall discuss how to remedy the violation. Such approaches may include: (A) the performance by Seller of Corrective Action, and the payment by Seller of Corrective Action Costs, to remedy the violation, or (B) the performance by Buyer of Corrective Action, and the payment by Buyer of Corrective Action Costs, coupled with an adjustment in the Purchase Price, and with Buyer otherwise being responsible for the violation in accordance with subsection (a) without regard to this subsection (c).

          (iii)(A) If within sixty (60) days following Seller's receipt of Buyer's notice the parties cannot agree on how to remedy the violation specified in the notice, this Agreement shall be rescinded as to each Oil and Gas Property as to which the parties were unable to so agree. Consistent with but not as a limitation on the foregoing, in such event, and within said 60 day period: (I) Buyer shall reconvey each such Oil and Gas Property to Seller by a special warranty conveyance, with such conveyance to be effective as of the Effective Date, (II) Buyer shall account for and pay to Seller all proceeds from production (net of reasonable expenses) attributable to the period subsequent to the Effective Date, provided however, if and to the extent any such production was not sold in an arm's length transaction at generally prevailing prices for like production from the Williston Basin, the amount to be paid by Buyer to Seller shall be an amount equal to that which would have been received in such a transaction, and (III) Seller shall pay Buyer an amount equal to the Allocated Value. Notwithstanding the rescission, however, Seller shall not be required to pay Buyer for any capital improvements made by or on behalf of Buyer to the Oil and Gas Property. Neither party shall be obligated to pay the other party interest (which shall be at the rate specified in Section 13) on amounts owed to the other party, if such amounts owed are paid within said 60 days.

               (B) As to any Oil and Gas Property reconveyed under this subsection, Buyer shall grant Seller, without any further consideration, any and all easements and rights-of-way that may be necessary or reasonably convenient for Seller to access or perform Corrective Action with regard to such property.

     (d) Nothing herein shall limit a party's right to seek contribution or reimbursement from any non-affiliated third party who may be responsible for Corrective Action or Corrective Action Costs, or for any other Claims or Damages.

     15.  Commissions.  Seller shall  indemnify and hold Buyer harmless from and
          ------------
against any and all Claims and Damages arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby, and (b). Buyer shall indemnify and hold harmless Seller from and against any and all Claims and Damages arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

     16.  Casualty Loss. In the event of damage by fire or other casualty to the
          --------------
Assets prior to the Closing, this Agreement shall remain in full force and effect, and in such event, unless Buyer and Seller shall otherwise agree:

     (a) as to each such Asset so damaged that is an Oil and Gas Property, at Buyer's election either: (i) such Asset shall be treated as if it were subject to an Asserted Defect, and the procedure provided for in Section 6 shall be applicable thereto, or (ii) the Purchase Price will not be adjusted, but if Seller is entitled to make any claims under any insurance policy with respect to such damage, Seller shall, at Seller's election, either collect (and when collected, or at the Closing, whichever last occurs, pay over to Buyer), or assign to Buyer (at the Closing) (subject to Buyer's review of Seller's insurance policy relating to the loss), such claims, and

     (b) as to each such Asset so damaged that is not an Oil and Gas Property, at Seller's election it shall either collect for (and when collected, or at the Closing, whichever last occurs, pay over to Buyer), or assign to Buyer (at the Closing), subject to Buyer's review of Seller's insurance policy that relates to the loss, any and all insurance claims relating to such loss, and Buyer shall take title to the Asset affected by such loss without reduction of the Purchase Price.

     17. Notices. All notices, demands or communications  ("Notices") under this
         --------
Agreement shall be in writing and shall be addressed to the party as set forth below. All Notices shall be given by: (i) personal delivery, (ii) electronic communication, provided the transmitting device used by the Party provides documentary confirmation of receipt, (iii) first class mail, postage prepaid, or
(iv) a nationally recognized overnight courier service. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery or by overnight courier, on the date of delivery if delivered on or before 4:30 p.m. on such day; otherwise, it shall be deemed to have been delivered on the next business day following delivery, (ii) if by electronic communication, on the day of receipt unless received after 4:30 p.m., in which event it shall be deemed to have been received on the next business day following receipt of the electronic communication, and (iii) if solely by mail, on the first to occur or actual receipt. A party may change its address by Notice to the other party.

If to Seller:

         Tipperary Oil & Gas Corporation
         633 17th Street, Suite 1550
         Denver, Colorado   80202
         Attention: Jeff T. Obourn
         Telephone No: (303) 293-9379
         Facsimile No.:  (303) 292-3428

If to Buyer:

         Nance Petroleum
         P.O. Box 7168
         Billings, Montana   59103
         Attention: Ron Santi
         Telephone No: (406) 245-6248
         Facsimile No.:  (406) 245-9106

     18. Survival of Provisions.  The parties' respective  covenants  (including
         -----------------------
indemnification obligations) that are to be performed after the Closing or that may otherwise be applicable following the Closing, and the parties' respective warranties and representations (and disclaimers of warranties, representations, and covenants), shall survive the Closing and shall not merge into the Assignment or into any other documents or other instruments executed in connection herewith. Consistent with, but not as a limitation on the foregoing, the parties' respective obligations under Sections 6(a)(iii) and 7(a)(ii)(E) (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 2(c), 3, 4, 5(c)(ii), 6(b)(i)(A), 6(e), 8, 11(c), 12(d), 12(e), 12(h),
13(c), 14, 15, 17, 18, 20 - 27, 30, and 32 shall survive the Closing and the delivery of the Assignment.

     19.  Operations.  Subject  to the  terms  and  provisions  of any  existing
          -----------
agreements covering the Assets, Seller agrees to turn over to Buyer, at Closing, the operations of those Assets for which it is currently serving as operator. Seller shall take all reasonable actions necessary to attempt to cause Buyer to become successor operator as contemplated herein.

     20.  Confidentiality   Agreement.   The  Confidentiality   Agreement  shall
          ----------------------------
terminate only if and after Closing occurs and the Assignment is executed and delivered.

     21. Further  Assurances.  Without further  consideration,  each party shall
         --------------------
take such further actions and execute such further documents as may be reasonably requested by the other party in order to effectuate the purpose and intent of this Agreement, including (if Closing occurs) division orders, transfer orders and other documents.

     22.  Governing Law, and Venue.  (a) This Agreement  shall be: (i) deemed to
          -------------------------
have been negotiated, executed, and performed in Colorado, and (ii) governed by and interpreted in accordance with the laws of Colorado, except to the extent its laws would otherwise apply the laws of another jurisdiction.

     (b) Exclusive venue for the resolution of any disputes regarding this Agreement shall be in a state or federal court of competent jurisdiction sitting in Colorado. If and to the extent Buyer does not have a registered agent for service of process in Colorado, then for purposes hereof, service of process may be accomplished in the manner of service upon the Colorado Secretary of State or in such other manner as may be provided by law for service upon corporations that are required to have a registered agent in Colorado but that do not have a registered agent.

     23. Costs. Except as may be expressly provided otherwise herein, each party
         ------
shall bear its own costs and expenses in connection with the negotiation and performance of this Agreement.

     24. Entire  Agreement;  Amendment;  and Waiver.  (a) This Agreement,  which
         -------------------------------------------
includes any and all exhibits, contains the entire understanding and agreement of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

     (b) No amendment or modification to this Agreement shall be effective unless be in writing and signed by all parties.

     (c) No waiver by a party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

     25. Section and Other  Headings;  and  Construction.  The section and other
         ------------------------------------------------
headings contained in this Agreement are for reference only and have no legal significance. The use of pronouns is generic and they shall mean any gender as appropriate. The terms "include", "including," or similar terminology shall be construed as meaning without limitation as to the nature or scope of the referenced matters. The terms "herein" or "hereof," or similar terminology, shall be construed as referring to this Agreement rather than only the section in which such term appears. References to subsections shall refer to the section or subsection in which they appear, unless otherwise noted. This Agreement shall be deemed to have been drafted by both parties, and therefore the rule against construing ambiguities against the party drafting a contract shall be inapplicable to this Agreement.

     26. Severability.  If any provision of this Agreement is held to be invalid
         -------------
or unenforceable in whole or in part in any relevant jurisdiction, such provision, only to the extent invalid or unenforceable, shall be severable from this Agreement, and the other provisions of this Agreement (along with the provision at issue, to the extent that it would be valid and enforceable, and such provision shall be deemed to be so reformed) shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the purpose and intent of this Agreement. The invalidity or unenforceability, in whole or in part, of any provision of this Agreement in any relevant jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person.

     27.  Attorney's Fees. If litigation is commenced  between the parties,  the
          ----------------
prevailing party shall be entitled to recover from the other party all reasonable attorney fees and costs. The prevailing party shall include: a party who dismisses an action in exchange for sums allegedly due; the party who received performance from the other party for an alleged breach of contract or a desired remedy where the performance is substantially equal to the relief sought in an action; or the party determined to be the prevailing party by a court of law.

     28.  Restrictions on Assignment.  Neither party may assign its rights under
          ---------------------------
this Agreement and any such assignment in violation of this provision shall be void; provided however, that notwithstanding the foregoing, Seller may assign its rights under this Agreement to a subsidiary or other affiliate subject to Buyer's approval, which may not be unreasonably withheld.

     29. Time of the Essence.  Time is of the essence of this Agreement.  If the
         --------------------
last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or holiday, the time for such performance shall be extended to the next succeeding business day.

     30. Parties in Interest;  Successors and Assigns.  This Agreement  shall be
         ---------------------------------------------
binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Seller or Buyer. Nothing in this Agreement is intended to confer upon any other person or entity any rights or remedies under or by reason of this Agreement.

     31. No  Publicity.  Prior to closing,  neither Buyer nor Seller shall issue
         --------------
any publicity or press release concerning this Agreement or the transaction contemplated hereby without the other party's prior written consent unless, in the written opinion of a party's legal counsel, such disclosure is required by applicable law or other applicable rules or regulations of any governmental authority or stock exchange and such publicity or press release contains no more than the minimum information necessary to comply therewith. This provision shall not replace or restrict any provision in any prior agreement between the parties affecting confidentiality or the disclosure of information about the Assets.

     32. No  Recording.  This  Agreement  shall not be recorded by either  party
         --------------
without the prior consent of the other party.


         IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:                                          BUYER:

TIPPERARY OIL & GAS CORPORATION                  NANCE PETROLEUM CORPORATION


By:/s/ DAVID L. BRADSHAW                         By:/s/ ROBERT L. NANCE
   ---------------------                            -------------------
Name:  David L. Bradshaw                         Name:  Robert L. Nance
Title: President & CEO                           Title: President & CEO

                                                     Purchase and Sale Agreement
                                         Between TIPPERARY OIL & GAS CORPORATION
                                                 and NANCE PETROLEUM CORPORATION

                                   EXHIBIT "C"
                                   -----------

                           ASSIGNMENT AND BILL OF SALE
                           ---------------------------

     THIS ASSIGNMENT AND BILL OF SALE ("Assignment"), dated April 28, 2000, is between Tipperary Oil & Gas Corporation, a Texas corporation ("Assignor"), the address of which is 633 17th Street, Suite 1550, Denver, Colorado 80202, and Nance Petroleum Corporation, a Montana corporation ("Assignee"), the address of which is 550 North 31st Street, Suite 500, Billings, Montana 59101.

                                    RECITALS:

     A. The parties entered into that certain Purchase and Sale Agreement dated April 10, 2000 ("Agreement"), pursuant to which Assignor agreed to sell, assign, and convey, and Assignee agreed to purchase the hereinafter described Assets.

     B. The parties have consummated the purchase and sale of the Assets pursuant to the Agreement, and this Assignment is being executed and delivered pursuant thereto.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Conveyance and Reservation. (a) Assignor does hereby sell, assign, and convey unto Assignee the following described properties, rights and interests, but only to the extent related to the real property described in Exhibit A ("Property"):

          (i) All of Assignor's right, title, and interest, if any, in all oil, gas and other mineral interests, including Assignor's right, title, and interest, if any, in all: (A) oil and gas leases and any other mineral leases,
(B) royalties and overriding royalties, (C) production payments, (D) net profits interests, (E) reversionary mineral interests, (F) unitization, pooling, and communitization agreements, and (G) declarations and orders (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and declarations), subject to any exceptions and reservations contained in Exhibit A;

          (ii) All of Assignor's right, title, and interest, if any, in all fixtures, equipment, and other personal property, to the extent relating to the wells described in Exhibit B and their appurtenant production, storage, treating, gathering, and transportation facilities, situated on the Property; and

          (iii) all contracts; lease files; abstracts and title opinions; production records; well files; permits and licenses; accounting records (but excluding all general financial accounting or tax accounting records that do not pertain exclusively to the Property); electric logs and geological, engineering, and other technical data and records (subject to any contractual or other restrictions relating to the transfer of such data and records); and other files, documents and records that directly relate to the Property.

     (b) Assignor's interest, if any, in the assets described in subsection (a) is herein sometimes collectively called the "Assets."

     (c) Assignor excepts and reserves from this Assignment, and reserves unto itself, all of its right, title, and interest in and to the surface estate of the Property (to the extent of any surface estate interests not created by lease, easement, or right-of-way) and all rights of any nature whatsoever appurtenant or otherwise associated therewith, and such right, title, and interest does not constitute any part of the Assets; provided however, Assignor grants Assignee the right to use the surface of the Property for purposes reasonably necessary or incidental to oil and gas operations on the Property, but Assignee shall protect, defend, indemnify, and hold Assignor harmless from and against any and all Claims (hereinafter defined) or Damages (hereinafter defined) resulting from such use.

     (d) Except for: (i) easements and rights-of-way of record, (ii) other third party rights (if any) that could not reasonably be expected to have a materially adverse affect on the use of the Assets, and (iii) liens for taxes and assessments due but not yet payable, Assignor warrants title to the Assets against anyone claiming any interest therein arising by, through, or under Assignor, but Assignor makes no other warranty, representation, or covenant, express or implied, statutory or otherwise, as to title to the Assets.

     (e) As of the effective date hereof, Assignee assumes all of Assignor's duties, liabilities and obligations relating to the Assets to which Assignor was a party or by which it was bound on and after the date hereof, and shall protect, defend, indemnify, and hold Assignor harmless from any and all Claims and Damages with respect thereto, except to the extent such Claims or Damages arise from: (i) actions taken by Assignor prior to the effective date hereof, or
(ii) a failure of Assignor to take actions required by Law (hereinafter defined) or contract prior to the effective date hereof.

     2. Disclaimer of Warranties. (a) Except as provided in Section 1(d) hereof, Assignor makes no warranty, representation, or covenant, express or implied, as to its title to the Assets, and Assignor makes no other warranty, representation, or covenant, express or implied, with respect to the Assets.

     (b) CONSISTENT WITH AND NOT AS A LIMITATION ON SUBSECTION (a), THE ASSETS ARE HEREBY PURCHASED, SOLD, AND CONVEYED "AS IS, WHERE IS", WITHOUT ANY WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, RELATING TO:

          (i) THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE
OR  ANY  PURPOSE,   CONFORMITY  TO  THE  MODELS  OR  SAMPLES  OF  MATERIALS,  OR
MERCHANTABILITY  OF  ANY  IMMOVABLE  PROPERTY,   MOVABLE

PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, AND OTHER FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS;

          (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN; AND

          (iii) ANY AND ALL IMPLIED WARRANTIES, REPRESENTATIONS, OR COVENANTS EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT.

     (c) CONSISTENT WITH BUT NOT AS A LIMITATION ON SUBSECTIONS (a) AND (b):

          (i) ASSIGNOR IS SELLING AND ASSIGNEE IS BUYING THE ASSETS WITH ALL DEFECTS AND FAULTS (LATENT OR APPARENT) AND IT ASSUMES THE RISK THAT ADVERSE PAST, PRESENT OR FUTURE PHYSICAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATIONS, AND

          (ii) ASSIGNOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR OTHER MATERIALS NOW HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO ASSIGNEE IN CONNECTION HEREWITH, INCLUDING PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF
ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR.

     3. Environmental Indemnity and Hazardous Substances. (a) Notwithstanding anything herein to the contrary, with respect to the Assets, Assignee: (i) waives, releases, remises, acquits and forever discharges, (ii) releases and relinquishes any right of contribution, reimbursement, indemnification, or other rights of a similar nature, (iii) assumes all liability for, and (iv) shall protect, defend, indemnify, and hold harmless, Assignor and its affiliates, and their employees, agents, successors and assigns, from and with respect to any and all rights, claims, demands, causes of action, and legal, administrative, or arbitration proceedings, of any and every nature (collectively, "Claims"), and injuries, deaths, damages, or obligations of any and every nature resulting from or that gave rise to any Claim, including liabilities, losses, costs, penalties, expenses, judgments, fines, settlements, interest, reasonable attorney's fees, Corrective Action Costs (hereinafter defined), monitoring costs (including reasonable capital and operating costs), remediation studies, and natural resource damages and other related expenses of any nature (collectively, "Damages") (provided however, that Damages shall not include consequential, special, incidental, or punitive damages) that may at any time arise on account of, or in any way arising out of, or in connection with: (I) the known or unknown environmental condition of the Assets, including any Releases (hereinafter defined), and (II) any violation of any federal, state, or local law (including statutory and case law), rule, regulation, ordinance, permit,
license,   order,   judgment,
injunction, writ, or decree of any nature (collectively "Law") relating to the protection of health or the environment, whether or not attributable to Assignor's activities or the activities of third parties, regardless of whether or not Assignor was or is aware of such activities, and regardless of whether or not the condition (including any Release) or violation occurred before or after the effective date hereof.

     (b) As used herein, the following definitions shall apply:

          (i) "Hazardous Substances" means any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any Law relating to the environment (which Laws include the Federal Resource Conservation and Recovery Act of 1976; Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980; Federal Clean Air Act; Federal Clean Water Act; Federal Water Pollution Control Act; Federal Insecticide, Fungicide, and Rodenticide Act; and similar state Laws in effect as of the relevant dates, as such Laws were or are amended from time to time).

          (ii) "Releases" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, releasing, escaping, leaching, dumping or disposing of Hazardous Substances or non-hazardous substances (to the extent the Law requires the removal of the same) into the atmosphere, soil, surface water, subsurface strata, groundwater, or otherwise into the environment, including the abandonment or discarding of barrels, containers, tanks, or other receptacles containing or previously containing Hazardous Substances.

          (iii) "Corrective Action" means, to the extent required by Law, any expenditures or activities taken to monitor and, if required, abate, clean up, remove, treat, cover or in any other way remediate a Release at, from, or emanating to the Assets.

          (iv) "Corrective Action Costs" includes any and all: (A) costs or expenses that arise directly from or in connection with the performance of Corrective Action, including removal, remediation or cleanup costs, site investigation and assessment costs, consultants costs, attorneys fees and expert fees, government oversight and response costs, penalties, liens, interests, fines, assessments, and charges, and (B) any payment of any third party Claims or Damages (including any federal, state or local government agency) arising out of or relating to a Release at or from the Assets.

     (c)(i) If Assignee within one (1) year after the date hereof: (A) discovers a violation of an environmental Law that occurred prior to the Effective Date hereof with respect to any Property and such violation was not disclosed by Assignor to Assignee prior to the date hereof, (B) notifies Assignor (such that notice is actually received by Assignor within said one (1) year period) in reasonable detail of the Law that was violated and the manner in which such Law was violated, (C) includes with such notice sufficient information to substantiate the violation of such Law, and (D) includes in such notice a reasonable range of alternative dates and times for scheduling a meeting in Denver, Colorado, to take place within two weeks after the notice was given, to discuss how to address the violation, then the provisions of subsections (ii) and (iii) shall apply. No notice shall be effective unless it complies with clauses (A) - (D) of this subsection. Assignee shall have the burden of proving that such violation occurred prior to the Effective Date hereof and was not disclosed by Assignor to Assignee prior to the date hereof.

          (ii) At the meeting referenced in subsection (i), the parties shall discuss how to remedy the violation. Such approaches may include: (A) the performance by Assignor of Corrective Action, and the payment by Assignor of Corrective Action Costs, to remedy the violation, or (B) the performance by Assignee of Corrective Action, and the payment by Assignee of Corrective Action Costs, coupled with an adjustment in the purchase price, and with Assignee otherwise being responsible for the violation in accordance with subsection (a) without regard to this subsection (c).

          (iii)(A) If within sixty (60) days following Assignor's receipt of Assignee's notice the parties cannot agree on how to remedy the violation specified in the notice, this Agreement shall be rescinded as to each Property as to which the parties were unable to so agree. Consistent with but not as a limitation on the foregoing, in such event, and within said 60 day period: (I) Assignee shall reconvey each such Property to Assignor by a special warranty conveyance, with such conveyance to be effective as of the effective time hereof, (II) Assignee shall account for and pay to Assignor all proceeds from production (net of reasonable expenses) attributable to the period subsequent to the effective time hereof, provided however, if and to the extent any such production was not sold in an arm's length transaction at generally prevailing prices for like production from the Williston Basin, the amount to be paid by Assignee to Assignor shall be an amount equal to that which would have been received in such a transaction, and (III) Assignor shall pay Assignee an amount equal to the Allocated Value, as defined in the Agreement. Notwithstanding the rescission, however, Assignor shall not be required to pay Assignee for any capital improvements made by or on behalf of Assignee to the Property. Neither party shall be obligated to pay the other party interest on amounts owed to the other party, if such amounts owed are paid within said 60 days.

               (B) As to any Property reconveyed under this subsection, Assignee shall grant Assignor, without any further consideration, any and all easements and rights-of-way that may be necessary or reasonably convenient for Assignor to access or perform Corrective Action with regard to such property.

     (d) Nothing herein shall limit a party's right to seek contribution or reimbursement from any non-affiliated third party who may be responsible for Corrective Action or Corrective Action Costs, or for any other Claims or Damages.

     4. Subject to Agreement. This Assignment is subject to the terms of the Agreement, which terms are incorporated herein by this reference, survive the execution and delivery of this Agreement, and are binding on Assignor and Assignee and their respective successors and assigns.

     5. Counterparts. This Assignment may be executed in several counterparts all of which are identical, except that, to facilitate recordation, in certain counterparts hereof, only that portion of Exhibit A that contains specific descriptions of assets located in the recording jurisdiction in which the particular counterpart is to be recorded are included, and other portions of Exhibit A are included by reference only. All such counterparts together shall constitute one and the same instrument. Complete copies of this Assignment containing the entire Exhibit A have been retained by Assignor and Assignee.

     IN WITNESS WHEREOF, this Assignment has been executed and delivered on the date first set out above, but effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m., local time at the locations of the Assets, on March 1, 2000.

ASSIGNOR:                                        ASSIGNEE:

TIPPERARY OIL & GAS CORPORATION                  NANCE PETROLEUM CORPORATION


By:/s/ DAVID L. BRADSHAW                         By:/s/ ROBERT L. NANCE
   ---------------------                            -------------------
Name:  David L. Bradshaw                         Name:  Robert L. Nance
Title: President & CEO                           Title: President & CEO

                                        ASSIGNOR:

ATTEST:                                 TIPPERARY OIL & GAS CORPORATION

By:/s/ ELAINE R. TREECE                 By:/s/ JEFF T. OBOURN
   --------------------                    ------------------
Name:Elaine R. Treece                   Name:Jeff T. Obourn
Title:Corporate Secretary               Title:Sr. Vice President - Operations

                                        ASSIGNEE:

                                        NANCE PETROLEUM CORPORATION

                                        By:/s/ RONALD B. SANTI
                                           -------------------
                                        Name:Ronald B. Santi
                                        Title:Attorney in Fact


                                 ACKNOWLEDGMENTS

STATE OF COLORADO          )
                           ) ss
City and County of Denver  )

     On this 28th day of April, 2000, before me, a Notary Public of said state, duly commissioned and sworn, appeared David L. Bradshaw, known to me to be the person whose name is subscribed to the within instrument as President and Chief Executive Officer of TIPPERARY OIL & GAS CORPORATION, a Texas corporation, and acknowledged to me that such corporation executed the same.

         Witness my hand and official seal.

                                              /s/ MICHELLE R. S. SULLIVAN
                                              ---------------------------
                                              Michelle R. S. Sullivan
                                              Notary Public, State of Colorado

                                              My commission expires:12-19-02


STATE OF MONTANA            )
                            ) ss
County of Yellowstone       )

     On this 28th day of April, 2000, before me, a Notary Public of said state, duly commissioned and sworn, appeared Robert L. Nance, known to me to be the person whose name is subscribed to the within instrument as President and Chief Executive Officer of NANCE PETROLEUM CORPORATION, a Montana corporation, and acknowledged to me that such corporation executed the same.

         Witness my hand and official seal.

                                              /s/ STEVEN D. HART
                                              ------------------
                                              Steven D. Hart
                                              Notary Public, State of Montana

                                              My commission expires:6-28-00

                                                     Purchase and Sale Agreement
                                         Between TIPPERARY OIL & GAS CORPORATION
                                                 and NANCE PETROLEUM CORPORATION


                                   EXHIBIT "D"
                                   -----------

                               PREFERENTIAL RIGHTS
                               -------------------

NEGOTIATED WELLS WITH PREF RIGHTS IN THE JOA
--------------------------------------------

MONTANA
-------

BIDEGARAY B, C3 WSW
NORBY 2

RIDGELAWN DUPEROW UNIT
SHINY 30-42

SORENSEN B 1, C2, D3
STEINBEISSER A 3
WHITNEY A1, B2, C3


NORTH DAKOTA
------------

FELLAND, HELLEN E 1-30
GREEN, B A  #1-5
LINDVIG 10-21

NORBY, HENRY 1-20
SULLIVAN 3-29

                                                     Purchase and Sale Agreement
                                         Between TIPPERARY OIL & GAS CORPORATION
                                                 and NANCE PETROLEUM CORPORATION


                                  EXHIBIT "D-1"
                                  -------------

                              OFFICER'S CERTIFICATE
                              ---------------------

         TIPPERARY OIL & GAS CORPORATION, a Texas corporation ("Seller"), the address of which is 633 17th Street, Suite 1550, Denver, Colorado 80202, with respect to that certain Purchase and Sale Agreement dated April 10, 2000 ("Agreement"), between Seller and Nance Petroleum Corporation, a Montana corporation ("Buyer"), hereby certifies that: (i) Seller has materially complied with and performed all obligations pertaining to Seller, to be performed prior to the Closing, except for those waived by Buyer, and (ii) all of Seller's warranties and representations in the Agreement remain true and correct as of the date hereof, the same as if made as of the date hereof.

         Executed as of this 3rd day of May, 2000.

                                          SELLER:

                                          TIPPERARY OIL & GAS CORPORATION

                                          By:/s/ DAVID L. BRADSHAW
                                             ---------------------
                                             David L. Bradshaw
                                             President & Chief Executive Officer

                                                     Purchase and Sale Agreement
                                         Between TIPPERARY OIL & GAS CORPORATION
                                                 and NANCE PETROLEUM CORPORATION


                                  EXHIBIT "D-2"
                                  -------------

                              OFFICER'S CERTIFICATE
                              ---------------------

         NANCE PETROLEUM CORPORATION, a Montana corporation ("Buyer"), the address of which is 550 North 31st Street, Suite 500, Billings, Montana 59101,with respect to that certain Purchase and Sale Agreement dated April 10, 2000 ( "Agreement"), between Buyer and TIPPERARY OIL & GAS CORPORATION, a Texas corporation ("Seller"), the address of which is 633 17th Street, Suite 1550, Denver, Colorado 80202, hereby certifies that: (i) Buyer has materially complied with and performed all obligations pertaining to Buyer, to be performed prior to the Closing, except for those waived by Seller, and (ii) all of Buyer's warranties and representations in the Agreement remain true and correct as of the date hereof, the same as if made as of the date hereof.

         Executed as of this 3rd day of May, 2000.

                                          BUYER:
                                          NANCE PETROLEUM CORPORATION

                                          By:/s/ ROBERT L. NANCE
                                             -------------------
                                             Robert L. Nance
                                             President & Chief Executive Officer

                                                     Purchase and Sale Agreement
                                         Between TIPPERARY OIL & GAS CORPORATION
                                                 and NANCE PETROLEUM CORPORATION


                                   EXHIBIT "E"
                                   -----------

                              NON-FOREIGN AFFIDAVIT
                              ---------------------
                        Exemption from Withholding of Tax
                        ---------------------------------
                                       for
                                       ---
                  Dispositions of U.S. Real Property Interests
                  --------------------------------------------

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Nance Petroleum Corporation that withholding tax is not required upon the disposition of U.S. real property interests by Tipperary Oil & Gas Corporation, the undersigned hereby certifies the following:

1. Tipperary Oil & Gas Corporation is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate for purposes of U.S. income tax;

2. That taxpayer identifying number of Tipperary Oil & Gas Corporation is 75-1446759; and

3. The office address of the financial headquarters of Tipperary Oil & Gas Corporation is 633 17th Street, Suite 1550, Denver, Colorado 80202.

     Tipperary Oil & Gas Corporation understands that this certification may be disclosed to the Internal Revenue Service by Nance Petroleum Corporation or its affiliates or parent, and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under   penalties  of  perjury,   I  declare  that  I  have  examined  this
certification and, to the best of my knowledge and belief, it is true, correct, complete, and further declare I have authority to sign this document.

TIPPERARY OIL & GAS CORPORATION


By:/s/ DAVID L. BRADSHAW
   ---------------------
   David L. Bradshaw
   President & Chief Executive Officer

     SUBSCRIBED AND SWORN TO by said David L. Bradshaw before me this day of May, 2000, to certify which witness my hand and seal of office.


                                  /s/ PHYLLIS KAJIWARA
                                  --------------------
                                  Phyllis Kajiwara
                                  Notary Public in and for the State of Colorado

                                  My commission expires:7-31-02

                                       1